Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Ameristock Mutual Fund, Inc. and to the use of our report dated August 8, 2006 on the financial statements and financial highlights of Ameristock Mutual Fund, Inc.  Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
February 15, 2007